Magellan Gold Launches New Website, Highlights Silver Strategy

Focus to be on the Company’s Processing Operation in Mexico and on Silver Properties in Arizona and Peru.

FOR IMMEDIATE RELEASE September 6, 2017

Reno, Nevada – Magellan Gold Corporation (OTCQB:  MAGE) (“Magellan” or “the Company”) today announced the launch of its newly designed and updated website, which can be accessed at www.magellangoldcorp.com. The new website reflects Magellan’s progress towards its strategic objective of building a mid-tier silver-focused exploration and mining company.

“We are concentrating on silver and are positioning the Company to take advantage of a predicted boom in the silver markets,” said Dr. Pierce Carson, CEO.

“Following the SDA Mill acquisition to be completed in October, we will be working on resuming operations in Mexico and increasing operating cash flow. We also will be advancing our quality silver exploration properties in Arizona and Peru,” added Carson.

Magellan’s website has a new look and has been redesigned to facilitate navigation among the various sections. The Company will be updating the site on a regular basis to keep stockholders and interested parties apprised of news and corporate developments.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is a US public enterprise focused on the exploration and development of precious metals.  The Company has obtained an option to acquire the SDA flotation plant in the State of Nayarit, Mexico, and controls two silver exploration properties located in Arizona and in Peru.

The SDA Mill is a fully operational flotation plant that also includes a precious metals leach circuit and associated assets, licenses and agreements. The mill has the capacity to process ore at a rate of up to 200 tons per day. The mill has a ten-year operating history. Historically its operation has been based on sales of flotation concentrates to smelters, and payment for precious metals content.

The 100% owned Silver District Property in southwest Arizona comprises over 2,000 acres covering the heart of the historic Silver District.  The property contains a near-surface historical drilled resource of 16 million ounces of silver and exhibits exploration promise for significant expansion.  The Niñobamba Silver-Gold Property in central Peru, on which the Company has the right to earn a 50% interest, covers 9,027 acres and demonstrates potential for a large, bulk tonnage, silver-gold deposit.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

Pierce Carson:  (505) 463-9223

John Power:  (707) 884-3766

Peter Nesveda (INT IR):  +61 4 1235 7375